Exhibit 99.1

NEWS RELEASE

Contact:	Christopher L. Hughes Vice President and Chief Financial Officer Cabot Industrial Trust (312) 266-9300

FOR IMMEDIATE RELEASE

CABOT INDUSTRIAL PROPERTIES, L.P. ANNOUNCES TOTAL CONSIDERATION FOR TENDER OFFERS AND CONSENT SOLICITATIONS FOR OUTSTANDING DEBT SECURITIES

Chicago, Illinois, February 12, 2003 – Cabot Industrial Properties, L.P. and its sole General Partner, Cabot Industrial Trust, today announced the total consideration Cabot L.P. will pay to holders that tender its 7.125% Redeemable Notes Due 2004 (NYSE: CTRP 04), 8.200% Series A Medium Term Notes Due 2005 and 8.500% Series A Medium Term Notes Due 2010 pursuant to its tender offers for all of the outstanding notes of each series.

In accordance with the terms and conditions of its Offer to Purchase and Consent Solicitation Statement dated January 15, 2003 and the related Letter of Transmittal, the total consideration (excluding accrued interest) offered will be:

•	$1,058.90 for each $1,000 principal amount of 7.125% Notes validly tendered and not withdrawn

•	$1,123.00 for each $1,000 principal amount of 8.200% Notes validly tendered and not withdrawn

•	$1,207.83 and for each $1,000 principal amount of 8.500% Notes validly tendered and not withdrawn.

The total consideration to be paid for each series was determined by reference to a fixed spread over the yield to maturity of the applicable reference U.S. Treasury security specified in the Offer to Purchase, at 3:00 p.m., New York City time, on February 11, 2003, the second business day immediately preceding the expiration date of the offers. The total consideration includes a $20 consent payment that will be paid for each $1,000 principal amount of Notes tendered on or prior to January 29, 2003, the consent payment deadline, and not withdrawn. No consent payment will be paid in respect of Notes tendered after the consent payment deadline.

Cabot L.P. has been advised by Alpine Fiduciary Services, Inc., the Depositary for the offers, that as of 5:00 p.m., New York City time, on February 11, 2003, notes representing 98.13% of the aggregate outstanding 7.125% Notes, 100% of the aggregate outstanding 8.200% Notes and 86.95% of the aggregate outstanding 8.500% Notes had been validly tendered and not withdrawn.

The offers will expire at 5:00 p.m., New York City time, on February 13, 2003, unless extended or earlier terminated.

Goldman, Sachs & Co. has acted as Dealer Manager for the offers. The Information Agent is Georgeson Shareholder Communications, Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offers are made only pursuant to the Offer to Purchase. Persons with questions regarding the offers should contact the Information Agent at (212) 440-9800 (for banks and brokerage firms) or (866) 328-5439 (for all others) or the Dealer Manager at (877) 686-5059.